Exhibit 99.2

Ingevity Corporation 4920 O’Hear Avenue Suite 400 North Charleston, SC 29405 USA www.ingevity.com

News	Contact: Laura Woodcock 843-746-8197 media@ingevity.com

Investors: Jack Maurer 843-746-8242 investors@ingevity.com

Ingevity announces proposed private offering of senior unsecured notes

NORTH CHARLESTON, S.C., October 20, 2020—Ingevity Corporation (NYSE: NGVT) announced today that it is commencing a private offering of $550.0 million in aggregate principal amount of senior unsecured notes in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, subject to market and other conditions. If the offering is consummated, the company intends to use the proceeds of the offering for the redemption, refinancing or repayment of existing indebtedness. There can be no assurance that the issuance and sale of the notes will be consummated.

The notes will be offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A and to certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities and does not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; and the impact of COVID-19. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; adverse effects of general economic and financial conditions; risks related to international sales and operations; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K, Form 10-Q and other periodic filings. These forward-looking statements speak only as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.